Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT FOUNDED 1866	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC
April 3, 2006
Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105
Re:      6,900,000 Shares of Common Stock, $.01 par value per share
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-1 filed on the date hereof by Premium Standard Farms, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), relating to the registration of 6,900,000 shares of Common Stock (including 900,000 shares to be subject to the underwriters’ over-allotment option), $.01 par value per share (the “Shares”), of the Company. The Shares will be sold by certain selling shareholders named in the Registration Statement.
     We are familiar with the proceedings to date with respect to the proposed offering and sale of the Shares and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.
     Based on the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.	The Shares have been legally issued and are fully paid and non-assessable.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Shares.
     This opinion letter is limited to the General Corporation Law of the State of Delaware.
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Premium Standard Farms, Inc.
April 3, 2006

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.
Very truly yours,
/s/ Sidley Austin LLP